 Exhibit 99.1

New Employment Agreement for Katie S. Winchester, Chairman

Effective January 1, 2008, the employment contract of Katie S. Winchester, Chairman of the Board of First Citizens Bancshares was modified to provide for part-time employment.  Winchester served First Citizens Bancshares and First Citizens National Bank as President from 1992 to April of 2006.  In addition, she served as CEO from 1996 until 2007and was named Chairman in 2005.

Terms of employment under the new contract end December 31, 2011 unless earlier terminated pursuant to contract.  The contract provides for annual base compensation of $200,000 that includes payment of premiums on Executives Long Term Care Insurance.  Executive will not participate in Incentive Compensation Plans that may be offered to other officers of the Company.  Additional benefits include payment of premiums on health insurance, and a monthly allowance to cover automobile expenses for bank related travel. Executive will be afforded participation in the ESOP and 401(k) contribution Plans.

Executive Management Life Insurance Plan

Executive Management Life Insurance Death Benefit Only Salary Continuation Plans provided for in executive employment agreements for Chairman Katie S. Winchester, CEO & President Jeffrey D. Agee, Chief Operations Officer Judy Long, Director Barry Ladd, and Director Ralph Henson were replaced in December 2007 with Endorsement Split Dollar Life Insurance Plans.  Each of these participants also participates in the Bank's larger group BOLI plan which offered Endorsement Split Dollar Plans to officers in the position of Vice President and higher.  The new agreements combine the benefits from both plans but do not change the total after-tax death benefit provided to each participant.

Imputed Income Tax Reimbursement Agreements also became effective January 1, 2008 and were entered into in order to keep the participants at the same after-tax benefit under the Amended and Restated Split Dollar Agreements.  Thus, Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death beginning in March 2009 for the 2008 tax year in amounts equal to the a portion of the amount of the federal and state income taxes attributable to the income imputed to the participant on the benefit under the Amended and Restated Split Dollar Agreement.

These plans were converted to endorsement split dollar plans as part of a board approved conversion of bank owned life insurance (BOLI) policies from general account BOLI products to separate account BOLI products.  The purpose of such conversion was to improve the return on investment on BOLI policies to help offset the accrued liabilities required under new accounting pronouncements effective January 1, 2008.

Revised Incentive Plan for Chief Financial Officer

Effective January 1, 2008 for the year ended December 31, 2008, the incentive plan for Chief Financial Officer, Laura Beth Butler, was revised as approved by the Corporate Governance/Nomination/Compensation Committee based on recommendation from Chief Executive Officer & President, Jeffrey D. Agee.  The new plan provides for up to $25,000 if certain individual and bank performance targets are met.  The performance targets are tied to individual specific personal business development goals, the Bank's ratings by regulatory agencies, results of internal and external audits, and peer comparisons of benchmark measurements including return on equity, shareholder return, and dividend yield.